Exhibit (11)

August 10, 2020

GMO Trust

40 Rowes Wharf

Boston, Massachusetts 02110

Ladies and Gentlemen:

We have acted as counsel to GMO Trust (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to each reorganization (each, a “Reorganization”) contemplated by the Agreement and Plan of Reorganization (the “Agreement”), by and between GMO Series Trust, a Massachusetts business trust, on behalf of each series thereof set forth as a “Selling Fund” on Schedule A hereto (each, a “Selling Fund”), the Trust, a Massachusetts business trust, on behalf of each series thereof set forth as an “Acquiring Fund” on Schedule A hereto (each, an “Acquiring Fund”), and, solely with respect to Sections 1.3, 9.1, 9.2, 11.1, and 11.2 of the Agreement, Grantham, Mayo, Van Otterloo & Co. LLC. Pursuant to the Agreement, the Reorganizations will consist of (i) the transfer of all of the assets of each Selling Fund, as consideration for shares of beneficial interest of the corresponding Acquiring Fund listed opposite the Selling Fund on Schedule A hereto (such shares, the “Merger Shares”); (ii) the assumption by each Acquiring Fund of all of the liabilities, debts, obligations, and duties of whatever kind or nature of the corresponding Selling Fund listed opposite the Acquiring Fund on Schedule A hereto; and (iii) the distribution by each Acquiring Fund, on or after the Closing Date (as defined in the Agreement), of the Merger Shares pro rata to shareholders of the corresponding class of the corresponding Selling Fund, as identified on Schedule A hereto, in liquidation and termination of the corresponding Selling Fund. We are furnishing this opinion in connection with the Registration Statement for the registration of the Merger Shares.

We have examined the Trust’s Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), as well as the Trust’s Amended and Restated Bylaws, as amended, and are familiar with the actions taken by the Board of Trustees of the Trust in connection with the issuance and sale of the Merger Shares. We have also examined copies of the Registration Statement, in the form filed with the Securities and Exchange Commission, and such other documents as we have deemed necessary for the purposes of this opinion. We assume that upon sale of the Merger Shares, the Acquiring Funds will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that:

1.            The Trust is a duly established and validly existing unincorporated voluntary association with transferable shares of beneficial interest under the laws of The Commonwealth of Massachusetts and is authorized to issue the Merger Shares to which the Registration Statement relates.

2.           The Merger Shares have been duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid, and nonassessable shares in the applicable Acquiring Fund.

The foregoing opinions are limited to matters arising under the laws of The Commonwealth of Massachusetts.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the assets of the relevant Acquiring Fund for all loss and expense of any shareholder or former shareholder of such Acquiring Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which the applicable Acquiring Fund itself would be unable to meet its obligations.

This opinion is furnished by us solely for your benefit and, except as expressly consented to by us in writing, may not be relied upon by any other entity or individual.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Ropes & Gray LLP in the proxy statement/prospectus constituting a part thereof.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Schedule A

Series and Classes of GMO Series Trust (Selling Fund)	Corresponding Series and Classes of GMO Trust (Acquiring Fund)

GMO Benchmark-Free Allocation Series Fund	GMO Benchmark-Free Allocation Fund
Class R6	Class R6
Class PS	Class I
GMO Climate Change Series Fund	GMO Climate Change Fund
Class PS	Class I
GMO Emerging Domestic Opportunities Series Fund	GMO Emerging Domestic Opportunities Fund
Class PS	Class I
GMO Emerging Markets Series Fund	GMO Emerging Markets Fund
Class R6	Class R6
Class PS	Class I
GMO Global Asset Allocation Series Fund	GMO Global Asset Allocation Fund
Class R6	Class R6
Class PS	Class I
GMO International Developed Equity Allocation Series Fund	GMO International Developed Equity Allocation Fund
Class R6	Class R6
GMO International Equity Allocation Series Fund	GMO International Equity Allocation Fund
Class R6	Class R6
GMO Quality Series Fund	GMO Quality Fund
Class R6	Class R6
Class PS	Class I
GMO Resources Series Fund	GMO Resources Fund
Class R6	Class R6
Class PS	Class I

A-1